UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2016

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-36254	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer

On April 9, 2016, John W. Frederick, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Avid Technology, Inc. (the “Company”) informed the Company that he intends to resign from his position, effective immediately following the Company’s announcement of its financial results for the first quarter of 2016 and its earnings call. Mr. Frederick’s resignation is for personal reasons and not the result of any disagreement with the Company, its management or its board of directors. The announcement of the Company’s financial results for the first quarter is currently expected to be on or before May 10, 2016.

Mr. Frederick has agreed to serve as an advisor on a consultancy basis for the Company after his resignation takes effect.

The Company has commenced a search for a permanent Chief Financial Officer (“CFO”). Until the completion of such search, the Company intends to name Ilan Sidi as CFO on an interim basis, effective upon Mr. Frederick’s resignation. Mr. Sidi, 45, is currently the Company’s Vice President of Human Resources and has served in this role since June 2015. He previously served as CFO for Orad Hi-Tec Systems Ltd. (“Orad”) which was acquired by the Company in June 2015.

Mr. Sidi has more than 20 years of experience working with international high-tech companies. As CFO of Orad he oversaw that company’s Finance, Human Resources, IT and Legal functions. Prior to joining Orad in September 2011 as CFO, Mr. Sidi was the Director of Finance at Voltaire Ltd. a NASDAQ-listed company. Mr. Sidi is a certified public accountant with significant M&A experience, including due-diligence and post-merger integration processes and holds a Masters in Business Administration with honors from Tel Aviv University. The Company believes that his previous experience as CFO of a publicly traded international technology company, his familiarity with the Company, as well as his educational background make him an excellent choice to serve as the Company’s interim CFO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: April 13, 2016	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer